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                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                 2000 RIVERSIDE CAPITAL APPRECIATION FUND, L.P.,

             THE OTHER STOCKHOLDERS OF HAMMERBLOW ACQUISITION CORP.
                           LISTED ON EXHIBIT A HERETO

                                       AND

                               TRIMAS COMPANY LLC



                          DATED AS OF JANUARY 27, 2003




--------------------------------------------------------------------------------

                            STOCK PURCHASE AGREEMENT
                            ------------------------

       THIS STOCK PURCHASE AGREEMENT (this "AGREEMENT"), is dated as of January 27, 2003, by and among 2000 Riverside Capital Appreciation Fund, L.P., a Delaware limited partnership ("RIVERSIDE"), the individual stockholders listed on EXHIBIT A attached hereto (such stockholders, together with Riverside, the "STOCKHOLDERS") of HammerBlow Acquisition Corp., a Delaware corporation (the "COMPANY") and TriMas Company LLC, a Delaware limited liability company ("BUYER").


                                    RECITALS
                                    --------

       A. The Stockholders are the record owners of 33,511.34 issued and outstanding shares (the "SHARES") of common stock, par value $0.01 per share (the "COMMON STOCK"), of the Company.

       B. Corporate Mezzanine II, L.P. and Heller Financial, Inc. (the "WARRANTHOLDERS") are the record owners of warrants to purchase an aggregate of 1,277 shares of Common Stock pursuant to those certain Common Share Purchase Warrants, dated as of August 14, 2000 (the "WARRANTS").

       C. On November 15, 2002, Buyer purchased 10,000 shares of Common Stock (the "BUYER SHARES").

       D. The Stockholders desire to sell to Buyer, and Buyer desires to purchase from the Stockholders, all of the Shares upon the terms set forth in this Agreement.

       E. The Warrantholders desire to surrender the Warrants for the consideration set forth in this Agreement.

       NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and subject to the terms and conditions set forth herein, the Stockholders and Buyer hereby agree as follows:


                                    ARTICLE I
                                   DEFINITIONS
                                   -----------

For purposes of this Agreement:

       "ACTIONS" means any suit, legal proceeding, claims, actions, investigations, administrative enforcement proceeding or arbitration proceeding (including, without limitation, product liability Actions) before any Governmental Authority.

       "AFFILIATE" means with respect to any Person, any Person that directly or indirectly controls, is controlled by or is under common control with such Person.

       "AGREEMENT" has the meaning set forth in the preamble.

       "APPLICABLE ACCOUNTING PRINCIPLES" means GAAP applied in a manner consistent with the preparation of the Company's financial statements as of and for the year ended November 30, 2002 with only the deviations or changes in GAAP or the consistency of their application as are referred to in SCHEDULE 2.3(a).

       "ARBITRATION FIRM" has the meaning set forth in SECTION 2.3(b).

       "BALANCE SHEET DATE" has the meaning set forth in SECTION 4.6.

       "BUSINESS DAY" means any day other than a Saturday, Sunday or a day on which commercial banks in Ohio are authorized or obligated by Law or executive order to close.

       "BUYER" has the meaning set forth in the preamble.

       "BUYER SHARES" has the meaning set forth in the recitals.

       "CERCLA" has the meaning set forth in SECTION 4.20(h).

       "CLAIM NOTICE" has the meaning set forth in SECTION 10.1(d).

       "CLOSING" has the meaning set forth in SECTION 3.1.

       "CLOSING DATE" has the meaning set forth in SECTION 3.1.

       "CODE" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

       "COMMON STOCK" has the meaning set forth in the recitals.

       "COMPANY" has the meaning set forth in the preamble.

       "COMPANY DEBT" means all amounts payable by the Company or any of the Subsidiaries pursuant to (a) the Amended and Restated Credit Agreement, dated as of June 29, 2001, as amended by Waiver and First Amendment to Amended and Restated Credit Agreement, dated as of June 11, 2002, and as further amended by Consent and Second Amendment to Amended and Restated Credit Agreement, dated as of November 15, 2002, by and among The HammerBlow Corporation, Tekonsha, Hidden Hitch of Canada Inc., Heller Financial, Inc., as agent, and the Lenders party thereto (the "HELLER CREDIT AGREEMENT"), (b) the Subordinated Note and Warrant Purchase Agreement, dated as of August 14, 2000, as amended by Amendment No. 1 to the Subordinated Note and Warrant Purchase Agreement, dated as of June 29, 2001, Amendment No. 2 to Subordinated Note and Warrant Purchase Agreement, dated as of June 11, 2002 and Amendment No. 3 to Subordinated Note and Warrant Purchase Agreement, dated as of November 15, 2002, by and among The HammerBlow Corporation, Tekonsha, the Company, Corporate Mezzanine II, L.P. and Heller Financial, Inc., (c) the Subordinated Promissory Note, dated November 15, 2002, executed by Tekonsha in favor of ERS LLC, in the principal amount of five hundred thousand U.S. dollars (U.S. $500,000), (d) any promissory note issued to Dana Global Holdings, Inc. in connection with the exercise of the T-Connect Option, and (e) the Promissory Note executed by the HammerBlow Corporation in favor of Ervin Jones.

       "COMPANY FINANCIAL STATEMENTS" has the meaning set forth in SECTION 4.6.

       "COMPANY STOCKHOLDERS AGREEMENT" has the meaning set forth in SECTION 3.2(j).

       "CONFIDENTIALITY AGREEMENT" has the meaning set forth in SECTION 7.2(b).

       "CONSENT" means any consent, approval, authorization, qualification, waiver, registration or notification required to be obtained from, filed with or delivered to a Governmental Authority or any other Person in connection with the consummation of the transactions provided for herein.

       "CONTRACTS" means all written contracts, leases, licenses, and other agreements (including any amendments and other modifications thereto), to which the Company or any Subsidiary is a party or any asset of the Company and the Subsidiaries are bound that are in effect on the date of this Agreement.

       "DEFERRED PURCHASE PRICE" has the meaning set forth in SECTION 2.2(b).

       "DEFERRED PURCHASE PRICE SHARE AMOUNT" means the amount equal to the quotient of (a) the Deferred Purchase Price divided by (b) the Partially Diluted Shares.

       "DOJ" means the United States Department of Justice.

       "EMPLOYEE PLANS" has the meaning set forth in SECTION 4.13(a).

       "ENVIRONMENT" means soil, surface waters, groundwater, land, stream, sediments, surface or subsurface strata, ambient air, indoor air or indoor air quality, including, without limitation, any material or substance used in the physical structure, of any building or improvement and natural resources such as wetlands, flora and fauna.

       "ENVIRONMENTAL LAW" means any common law and all applicable federal, state, local and foreign laws relating to pollution or protection of human health or the Environment, including, without limitation, those relating to Release or threat of Release of Hazardous Materials.

       "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

       "ERISA AFFILIATE" has the meaning set forth in SECTION 4.13(h).

       "FINAL WORKING CAPITAL" has the meaning set forth in SECTION 2.3(a).

       "GAAP" means United States generally accepted accounting principles in effect on the Closing Date applied on a consistent basis.

       "GENERAL ENFORCEABILITY EXCEPTIONS" has the meaning set forth in SECTION 4.9.

       "GOVERNMENTAL AUTHORITY" means any government or political subdivision, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any federal, state, local or foreign court or arbitrator.

       "HAZARDOUS MATERIAL" means any pollutant, substance, waste, material, chemical or constituent including, without limitation, petroleum, or petroleum-containing materials, radiation and radioactive materials and polychlorinated biphyenyls, asbestos and asbestos-containing materials and contaminants which are subject to regulation or could give rise to liability under any Environmental Law.

       "HELLER CREDIT AGREEMENT" has the meaning set forth in the definition of Company Debt.

       "HOLDBACK AMOUNT" has the meaning set forth in SECTION 2.2(f).

       "HOLDBACK SHARE AMOUNT" means the amount equal to the quotient of (a) the Holdback Amount less any Losses incurred by Buyer in connection with Item 1 on
SCHEDULE 4.7 divided by (b) the Partially Diluted Shares.

       "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

       "HSR FILING" has the meaning set forth in SECTION 7.3.

       "INDEBTEDNESS" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all guarantees by such Person of Indebtedness of others, (g) all capital lease obligations properly classifiable as such under GAAP of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding anything to the contrary in this paragraph, the term "Indebtedness" shall not include (a) agreements providing for indemnification, purchase price adjustments or similar obligations incurred or assumed in connection with the acquisition or disposition of assets or capital stock and
(b) trade payables and accrued expenses in each case arising in the ordinary course of business.

       "INITIAL PURCHASE PRICE" has the meaning set forth in
SECTION 2.2(a)(iii).

       "INTELLECTUAL PROPERTY" means all of the following that is owned by, issued to or licensed to the Company or a Subsidiary whether registered or unregistered: patents, patent applications, patent disclosures, discoveries and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, revision, extension or reexamination thereof; trademarks, service marks, trade dress, logos, domain names, trade names and corporate names together with all goodwill associated therewith, including, without limitation, the use of the current corporate name and all translations, adaptations, derivations and combinations of the foregoing; copyrights and copyrightable works; know-how; technical information; drawings; web sites and domain names; and all registrations, applications and renewals for any of the foregoing; trade secrets and confidential information; computer software and applications; other intellectual property rights; and all copies and tangible embodiments of the foregoing, in each case, including, without limitation, the items set forth in on SCHEDULE 4.17.

       "IRS" has the meaning set forth in SECTION 4.13(b).

       "LAW" means any law, statute, code, ordinance, regulation or rule of any Governmental Authority.

       "LIENS" means any security interest, claim, charge, mortgage, lien, option, pledge or any kind of other similar encumbrance.

       "LOSSES" has the meaning set forth in SECTION 10.1(a).

       "MANAGEMENT BONUSES" mean the bonuses to be paid by the Company prior to the Closing to members of management of the Company in connection with the consummation of the transactions contemplated hereby as described on SCHEDULE 4.13(M).

       "MATERIAL ADVERSE EFFECT" means, with respect to the Company or Buyer, as applicable, any change, occurrence or development that has a material adverse effect on the business, results of operations or financial condition of such party and its subsidiaries taken as a whole, except for such changes, occurrences or developments (a) resulting from general economic conditions, (b) affecting companies in the United States automotive or recreational vehicle industries generally, (c) resulting from the announcement or performance of this Agreement or the transactions contemplated hereby or (d) resulting from any actions required under this Agreement to obtain any Consent from any Person or Governmental Authority.

       "MATERIAL CONTRACTS" has the meaning set forth in SECTION 4.14.

       "MATERIAL CUSTOMERS" has the meaning set forth in SECTION 4.29(a).

       "MATERIAL EQUIPMENT" has the meaning set forth in SECTION 4.10.

       "MATERIAL SUPPLIERS" has the meaning set forth in SECTION 4.29(b).

       "MODIFIED GAAP" has the meaning set forth in that certain Asset Purchase Agreement, dated as of October 27, 2002, among Dana Global Holdings Inc., ERS, LLC, a Virginia limited liability company (and successor by merger to Tekonsha Engineering Company, a Michigan corporation) and Tekonsha and as set forth on
SCHEDULE 4.6.

       "NET WORKING CAPITAL" means (a) all cash and cash equivalents (excluding any cut but uncashed checks), receivables, inventory and other assets constituting current assets (subject to the exceptions contained in SCHEDULE 2.3(A)) of the Company on a consolidated basis, minus (b) all liabilities constituting current liabilities (excluding Company Debt, Management Bonuses and

Selling Expenses and subject to the exceptions contained in SCHEDULE 2.3(a)) of the Company on a consolidated basis.

       "ORDER" means any order, judgment, ruling, injunction, assessment, award, decree or writ of any Governmental Authority.

       "OUTSIDE DATE" has the meaning set forth in SECTION 9.1(b).

       "PARTIALLY DILUTED SHARES" means the aggregate number of Shares and Warrants.

       "PAYMENT AGENT" means Riverside or its designee.

       "PAYOFF LETTERS" means the letters provided by the lenders or other holders of Company Debt to the Company in connection with the repayment of the Company Debt as contemplated hereby.

       "PERMITS" means any license, permit, authorization, certificate of authority, qualification or similar document or authority that is issued or granted by any Governmental Authority.

       "PERMITTED LIENS" means (a) Liens arising under the Heller Credit Agreement, (b) Liens for Taxes, assessments and other charges of Governmental Authorities not yet due and payable or being contested in good faith by appropriate proceedings during which collection or enforcement against the property is stayed, (c) mechanics', workmens', repairmen's, warehousemen's, carriers' or other like Liens arising or incurred in the ordinary course of business or by operation of Law if the underlying obligations are not delinquent, and (d) with respect to the Real Property (i) any conditions that may be shown by a current, accurate survey, (ii) easements, encroachments, restrictions, rights of way and any other non-monetary title defects and (iii) zoning, building and other similar restrictions; provided, however, that none of the foregoing described in clauses (c) or (d) will individually or in the aggregate impair the continued use and operation of the property to which they relate in the business of the Company or any Subsidiary as presently conducted or are reasonably likely to cause a Material Adverse Effect on the Company.

       "PERSON" means any individual, sole proprietorship, partnership, corporation, limited liability company, joint venture, unincorporated society or association, trust or other legal entity or Governmental Authority.

       "PRE-CLOSING TAX PERIOD" means any Tax period (or portion thereof) ending on or before the Closing Date.

       "PURCHASE PRICE" has the meaning set forth in SECTION 2.2(b).

       "PUT & CALL TERMINATION AGREEMENT" has the meaning set forth in SECTION 3.2(m).

       "REAL PROPERTY" means all of the Company's and the Subsidiaries' real property and interest in real property, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, rights of way, all buildings and other improvements thereon, and other real property interests used in the business or operations of the Company and the Subsidiaries.

       "RELEASE" means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping of a Hazardous Material into the Environment.

       "RIVERSIDE" has the meaning set forth in the preamble.

       "SELLERS' KNOWLEDGE" means the actual knowledge of Don Waddington, Mark Walkowski, John D. Olinger, Thomas L. Snyder, Albert J. Upsal and J. Robert Lewis, in all cases, after reasonable inquiry.

       "SELLING EXPENSES" means all of the fees and expenses of Jones Day, Deloitte & Touche, and all other outside professional services firms retained by the Company or any Subsidiary, incurred in connection with the consummation of the transactions contemplated hereby.

       "SHARE AMOUNT" means an amount equal to (a) the Initial Purchase Price plus the Warrant Exercise Price Amount divided by (b) the Partially Diluted Shares.

       "SHARES" has the meaning set forth in the recitals.

       "STOCKHOLDERS" has the meaning set forth in the preamble.

       "SUBSIDIARIES" means The HammerBlow Corporation, Hidden Hitch Acquisition Company, Hidden Hitch of Canada, Inc., HammerBlow LLC, B.D.C. Industries, S.A. de C.V., HBC de Mexico, S.A. de C.V. and Tekonsha (each, a "SUBSIDIARY").

       "T-CONNECT OPTION" means that certain Option Agreement, dated as of November 15, 2002, between Dana Global Holdings Inc. and Tekonsha.

       "TARGET WORKING CAPITAL" means $19,918,000.

       "TAX" means (a) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other assessment or charge of any kind whatsoever, together with any interest, penalties, additions to tax or additional amounts imposed by any Taxing Authority, (b) any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for the payment of such amounts was determined or taken into account with reference to the liability of any other entity, and (c) any liability for the payment of any amounts as a result of being a party to any Tax sharing agreements or arrangements (whether or not written) or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person.

       "TAX BENEFITS" means $ 1,398,011.

       "TAX RETURNS" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

       "TAXING AUTHORITY" means any Governmental Authority responsible for the imposition of any Tax.

       "TEKONSHA" means Tekonsha Towing Systems, Inc., a Michigan corporation.

       "TEKONSHA ACQUISITION" means the acquisition of substantially all of the assets of ERS LLC pursuant to that certain Asset Purchase Agreement, dated as of October 29, 2002, by and among ERS LLC, Dana Global Holdings, Inc. and Tekonsha.

       "TEKONSHA BUSINESS" means ERS LLC's business of designing, manufacturing, distributing and selling electric trailer brake controls, trailer breakaway systems/components, packaged trailer brake hardware and other related vehicle-to-trailer electrical products, trailer towing hitches, and towing related accessories (including ball mounts, hitch balls, and towing related electrical converters), to the recreational vehicle and light duty trailer original equipment manufacturer and aftermarket channels of distribution.

       "TEKONSHA FINANCIAL STATEMENTS" has the meaning set forth in SECTION 4.6.

       "UPWARD ADJUSTMENT AMOUNT" has the meaning set forth in SECTION 2.3(e).

       "UPWARD ADJUSTMENT SHARE AMOUNT" means the amount equal to the quotient of (a) the Upward Adjustment Amount divided by (b) the Partially Diluted Shares.

       "WARRANTS" has the meaning set forth in the recitals.

       "WARRANT CONSIDERATION" has the meaning set forth in SECTION 2.2(c)(ii).

       "WARRANT EXERCISE PRICE AMOUNT" means the product of (a) the exercise price per share of Common Stock set forth in the Warrants and (b) the number of shares of Common Stock for which the Warrants are exercisable.

       "WARRANTHOLDERS" has the meaning set forth in the recitals.

       "WORKING CAPITAL STATEMENT" has the meaning set forth in SECTION 2.3(a).


                                   ARTICLE II
                                SALE AND PURCHASE
                                -----------------

       2.1 SALE AND PURCHASE OF SHARES AND WARRANTS. At the Closing (a) the Stockholders shall sell, assign and transfer to Buyer all of the Shares, (b) the Stockholders shall deliver to Buyer the stock certificates representing all the Shares, with duly executed stock powers attached reasonably satisfactory to Buyer in proper form for transfer, (c) the Stockholders shall transfer all of the Shares free and clear of all Liens, (d) the Stockholders shall cause the Warrantholders to surrender the Warrants for cancellation, and (e) Buyer shall pay and deliver to the Payment Agent for the benefit of the Stockholders and the Warrantholders the Initial Purchase Price (as defined in SECTION 2.2 hereof) and take the other actions described in this ARTICLE II.

       2.2     PURCHASE PRICE.

               (a) In full consideration for the Shares and Warrants, subject to SECTION 2.2(f), Buyer shall pay to the Payment Agent for the benefit of the Stockholders and the Warrantholders at the Closing an aggregate amount in cash by bank wire transfer of immediately available funds to an account or accounts designated by the Payment Agent equal to $126,000,000 plus the Tax Benefits minus

               (i) the aggregate amount of Company Debt outstanding immediately prior to the Closing;

               (ii) the aggregate amount of the Management Bonuses set forth on SCHEDULE 4.13(m); and

               (iii) the Selling Expenses (such sum, the "INITIAL PURCHASE PRICE").

               (b) In addition to the Initial Purchase Price, on January 2, 2004 or at such earlier date as mutually agreed to by Riverside and Buyer, Buyer shall pay to the Payment Agent for the benefit of the Stockholders and the Warrantholders the aggregate sum of $7,500,000 (the "DEFERRED PURCHASE PRICE", and, together with the Initial Purchase Price, the "PURCHASE PRICE") in cash by bank wire transfer of immediately available funds to an account or accounts designated by the Payment Agent.

               (c) Initial Purchase Price and Shares and Warrants. At the Closing, the Initial Purchase Price will be distributed to the Payment Agent for the benefit of the Stockholders and the Warrantholders as follows:

               (i) Each Stockholder will be entitled to receive from the Payment Agent an amount in cash equal to the product of (A) the Share Amount and (B) the number of Shares owned by such holder.

               (ii) Each Warrantholder will be entitled to receive from the Payment Agent an amount in cash equal to the product of (A) the Share Amount and (B) the number of shares of Common Stock for which the Warrants owned by such holder are exercisable less the per share exercise price of such Warrants (the "WARRANT CONSIDERATION"). As of the Closing Date, the Warrants will be cancelled and will no longer be outstanding and will cease to exist and the Warrantholders will thereafter cease to have any rights with respect to the Warrants other than to receive (A) the Warrant Consideration pursuant to this SECTION 2.2(c), (B) a portion of the Deferred Purchase Price from the Payment Agent in accordance with SECTION 2.2(d), and (C) a portion of the Upward Adjustment Amount from the Paying Agent in accordance with
               SECTION 2.3(f).

               (d) Deferred Purchase Price and Shares and Warrants. As soon as practicable following the receipt by the Payment Agent of the Deferred Purchase Price, the Deferred Purchase Price will be distributed to the Stockholders and the Warrantholders as follows:

               (i) Each Stockholder will be entitled to receive from the Payment Agent an amount in cash equal to the product of (A) Deferred Purchase Price Share

               Amount and (B) the number of Shares previously owned by such holder immediately prior to the Closing.

               (ii) Each Warrantholder will be entitled to receive from the Payment Agent an amount in cash equal to the product of (A) the Deferred Purchase Price Share Amount and (B) the number of shares of Common Stock for which the Warrants previously owned by such holder are exercisable immediately prior to the Closing.

               (e) Settlement of Company Debt, Selling Expenses and Management Bonuses. At the Closing, Buyer shall (i) on behalf of the Company, cause the Company Debt outstanding immediately prior to the Closing to be repaid in full to the lender or lenders entitled thereto pursuant to the Payoff Letters, and (ii) on behalf of the Stockholders, pay the Selling Expenses to Jones Day, Deloitte & Touche and any other Person entitled thereto. As soon as practicable, but in no event more than 10 business days, following the Closing, Buyer shall cause the Company to pay all of the Management Bonuses.

               (f) Holdback Amount. At the Closing, Buyer shall retain $100,000 (the "HOLDBACK AMOUNT") of the Initial Purchase Price, which shall be paid to the Payment Agent for the benefit of the Stockholders and the Warrantholders only if required by this SECTION 2.2(f). Buyer shall retain the Holdback Amount until the one year anniversary of the Closing Date for the purpose of compensating Buyer for any Losses incurred in connection with Item 1 on SCHEDULE 4.7. Following the one year anniversary of the Closing Date, Buyer shall (i) provide the Payment Agent with documentation, reasonably satisfactory to the Payment Agent, evidencing the incurrence of any Losses in connection with Item 1 on
       SCHEDULE 4.7, and (ii) shall pay to the Payment Agent for the benefit of the Stockholders and Warrantholders the Holdback Amount less any such documented Losses in cash by bank wire transfer of immediately available funds to an account or accounts designated by the Payment Agent.

               (g) Holdback Amount and Shares and Warrants. As soon as practicable following the receipt by the Payment Agent of any payment pursuant to SECTION 2.2(f), such payment will be distributed to the Stockholders and the Warrantholders as follows:

               (i) Each Stockholder will be entitled to receive from the Payment Agent an amount in cash equal to the product of (A) the Holdback Share Amount and (B) the number of Shares previously owned by such holder immediately prior to the Closing.

               (ii) Each Warrantholder will be entitled to receive from the Payment Agent an amount in cash equal to the product of (A) the Holdback Share Amount and (B) the number of shares of Common Stock for which the Warrants previously owned by such holder are exercisable immediately prior to the Closing.

       2.3     PURCHASE PRICE ADJUSTMENT.

               (a) Working Capital Statement. Within 90 days after the Closing Date, Buyer shall cause to be prepared and deliver to Riverside a working capital statement (the "WORKING CAPITAL STATEMENT") setting forth the Net Working Capital as of the Closing Date determined in accordance with GAAP and the Applicable Accounting Principles consistently applied, excluding the Company Debt, the Management Bonuses and the Selling Expenses (the "FINAL WORKING CAPITAL").

               (b) Dispute. Within 30 days following receipt by Riverside of the Working Capital Statement, Riverside shall deliver written notice to Buyer of any dispute it has with respect to the preparation or content of the Working Capital Statement. If Riverside does not notify Buyer of a dispute with respect to the Working Capital Statement within such 30-day period, such Working Capital Statement will be final, conclusive and binding on the parties. In the event of such notification of a dispute, Buyer and Riverside shall negotiate in good faith to resolve such dispute. If Buyer and Riverside, notwithstanding such good faith effort, fail to resolve such dispute within 30 days after Riverside advises Buyer of its objections, then Buyer and Riverside jointly shall engage the firm of Ernst & Young LLP (the "ARBITRATION FIRM") to resolve such dispute. As promptly as practicable thereafter, Buyer and Riverside shall each prepare and submit a presentation to the Arbitration Firm. As soon as practicable thereafter, Buyer and Riverside shall cause the Arbitration Firm to chose one of the parties positions based solely upon the presentations by Buyer and Riverside. The party whose position is not accepted by the Arbitration Firm shall be responsible for all of the fees and expenses of the Arbitration Firm. All determinations made by the Arbitration Firm will be final, conclusive and binding on the parties.

               (c) Access. For purposes of complying with the terms set forth in this SECTION 2.3, each party shall cooperate with and make available to the other parties and their respective representatives all information, records, data and working papers, and shall permit reasonable access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Working Capital Statement and the resolution of any disputes thereunder.

               (d) Downward Adjustment. If Final Working Capital (as finally determined pursuant to SECTION 2.3(b)) is less than the Target Working Capital, then the Purchase Price will be adjusted downward by the amount of such shortfall, and Riverside shall pay to Buyer, by bank wire transfer of immediately available funds to an account designated in writing by Buyer, an amount in cash equal to such shortfall. Such payment is to be made within five Business Days from the date on which Final Working Capital is finally determined pursuant to SECTION 2.3(b).

               (e) Upward Adjustment. If Final Working Capital (as finally determined pursuant to SECTION 2.3(b)) is greater than the Target Working Capital, then the Purchase Price will be adjusted upward by the amount of such excess (the "UPWARD ADJUSTMENT Amount"), and Buyer shall pay or cause to be paid, by bank wire transfer of immediately available funds, to an account designated in writing by the Payment Agent an amount in cash equal to the Upward Adjustment Amount. The Upward Adjustment Amount shall be made to the Payment Agent within five Business Days from the date on which the Final Working Capital is finally determined pursuant to SECTION 2.3(b).

               (f) Payment to the Stockholders and the Warrantholders of any Upward Adjustment Amount. As soon as practicable following the receipt by the Payment Agent of any Upward Adjustment Amount, the Upward Adjustment Amount will be distributed to the Stockholders and the Warrantholders as follows:

               (i) Each Stockholder will be entitled to receive from the Payment Agent an amount in cash equal to the product of (A) the Upward Adjustment Share Amount and (B) the number of Shares previously owned by such holder immediately prior to the Closing.

               (ii) Each Warrantholder will be entitled to receive from the Payment Agent an amount in cash equal to the product of (A) the Upward Adjustment Share Amount and (B) the number of shares of Common Stock for which the Warrants previously owned by such holder are exercisable immediately prior to the Closing.


                                   ARTICLE III
                             CLOSING AND DELIVERIES
                             ----------------------

       3.1 CLOSING. The closing of the transactions contemplated hereby (the "CLOSING") will take place at the offices of Jones Day, 901 Lakeside Avenue, Cleveland, Ohio on the third Business Day following the satisfaction or waiver of each of the conditions set forth in ARTICLE VIII (other than those conditions that are to be satisfied at the Closing), or on such other date or at such other time and place as the parties mutually agree in writing (the "CLOSING DATE"). All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered unless the circumstances otherwise require.

       3.2 DELIVERIES BY THE STOCKHOLDERS. At the Closing, the Stockholders shall deliver or cause to be delivered to Buyer the following items:

               (a) The stock certificates representing the Shares, with duly executed stock powers attached reasonably satisfactory to Buyer in proper form for transfer;

               (b) All such documents reasonably requested by Buyer to evidence the Warrantholders' surrender of the Warrants in exchange for payment pursuant to SECTION 2.2;

               (c) The Payoff Letters reflecting all outstanding Company Debt as of the Closing Date as may be required to evidence the satisfaction of the Company Debt, including accrued and unpaid interest thereon, and any necessary UCC termination statements or other releases as may be required to release the Liens in favor of the holders of the Company Debt;

               (d) The certificate or articles of incorporation of the Company and the Subsidiaries certified as of the most recent practicable date by the Secretary of State or the comparable Governmental Authority of the jurisdiction of their respective organization;

               (e) A Certificate of the Secretary of State or comparable Governmental Authority of the jurisdiction of their respective organization as to the good standing as of the most recent practicable date of the Company and the Subsidiaries (if available for any Mexican Subsidiary) in such jurisdiction;

               (f) A certificate of the Secretary of the Company, given by him on behalf of the Company and not in his individual capacity, certifying as to the code of regulations or bylaws of the Company and the Subsidiaries;

               (g) A certificate from an officer of the Company, given by him on behalf of the Company and not in his individual capacity, to the effect that the conditions set forth in SECTIONS 8.3(a) and 8.3(b) have been satisfied;

               (h) Written resignations of the directors and officers of the Company and the Subsidiaries set forth on SCHEDULE 3.2(h);

               (i) Original corporate record books and stock record books of the Company and the Subsidiaries;

               (j) Duly executed counterparts to an agreement terminating the Stockholders Agreement, dated as of August 14, 2000, as amended on June 29, 2001, by and among the Company, Riverside, the Stockholders and the Warrantholders (the "COMPANY STOCKHOLDERS AGREEMENT");

               (k) Duly executed counterparts to an agreement terminating the Advisory Agreement, dated as of August 14, 2000, by and among Riverside Partners LLC and The HammerBlow Corporation and its subsidiaries that are signatories thereto;

               (l) Invoices issued by Jones Day, Deloitte & Touche, and any other outside professional services firm, setting forth the aggregate Selling Expenses owed to such Persons;

               (m) A duly executed counterpart to an agreement terminating the Put & Call Agreement, dated as of November 15, 2002, between TriMas Corporation and Riverside (the "PUT & CALL TERMINATION AGREEMENT"); and

               (n) Such other instruments and certificates as may be reasonably requested by Buyer.

       3.3 DELIVERIES BY BUYER. At the Closing, Buyer shall deliver, or cause to be delivered, to the Stockholders or the other Persons entitled thereto the following items:

               (a) The Initial Purchase Price and the funds necessary to retire the Company Debt and to pay the Selling Expenses via wire transfer of immediately available funds in accordance with SECTION 2.2;

               (b) The certificate of formation of Buyer certified as of the most recent practicable date by the Secretary of State of Delaware;

               (c) A Certificate of the Secretary of State of Delaware as to the good standing as of the most recent practicable date of Buyer in such jurisdiction;

               (d) A certificate of the Secretary of TriMas Corporation, given by him on behalf of TriMas Corporation and not in his individual capacity, certifying as to the resolutions of the Board of Directors of TriMas Corporation, as the sole member of Buyer, authorizing this Agreement and the transactions contemplated hereby;

               (e) A certificate of an officer of Buyer, given by him on behalf of Buyer and not in his individual capacity, to the effect that the conditions set forth in SECTIONS 8.2(a) and 8.2(b) have been satisfied;

               (f) A legal opinion from Cahill Gordon & Reindel, counsel to Buyer, in substantially the form attached hereto as EXHIBIT B;

               (g) A duly executed counterpart to the Put & Call Termination Agreement; and

               (h) Such other instruments and certificates as may be reasonably requested by Riverside.


                                   ARTICLE IV
             REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY
             ------------------------------------------------------

       Each Stockholder, severally but not jointly, represents and warrants to Buyer as of the date of this Agreement as follows:

       4.1 ORGANIZATION AND STANDING. Each of the Company and the Subsidiaries is a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization. Each of the Company and the Subsidiaries is duly qualified to do business, and in good standing, in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not have a Material Adverse Effect on the Company.

       4.2 CAPITALIZATION. The authorized capital stock of the Company consists of 60,000 shares of Common Stock, of which 43,511.34 shares are issued and outstanding and are duly authorized, validly issued, fully paid and nonassessable. The Shares and the Buyer Shares represent the only issued and outstanding shares of capital stock of the Company. Except as set forth on
SCHEDULE 4.2, there are no (a) outstanding securities convertible or exchangeable into shares of capital stock of the Company; (b) options, warrants, calls, subscriptions or other rights, agreements or commitments obligating the Company to issue, transfer or sell any shares of its capital stock; or (c) voting trusts or other agreements or understandings to which the Company is a party or by which the Company is bound with respect to the voting, transfer or other disposition of its shares of capital stock other than the Company Stockholders Agreement. Except as set forth on SCHEDULE 4.2, since November 30, 2001, the Company has not declared or paid any dividends in cash or repurchased or redeemed any of its equity interests.

       4.3 POWER. The Company is, and at all times was, a holding company without any business or operations other than owning the capital stock of various entities, none of which, other than the Subsidiaries, are currently owned by the Company. SCHEDULE 4.3 attached hereto sets forth a true and correct list of all property and assets owned by the Company as of the date hereof. The Company has the requisite corporate power and authority to (a) own, operate and lease its properties and assets as and where currently owned, operated and leased, and (b) carry on its business as currently conducted. The Subsidiaries have the requisite corporate power and authority to (a) own, operate and lease their properties and assets as and where currently owned, operated and leased, and (b) carry on their businesses as currently conducted.

       4.4 CAPITAL STOCK AND EQUITY INTERESTS. The authorized, issued and outstanding capital stock or equity interests of each of the Subsidiaries is set forth on SCHEDULE 4.4. All of the outstanding shares or equity interests of the Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and owned of record and beneficially directly or indirectly by the Company, excluding Liens thereon arising under the Heller Credit Agreement. There are no authorized or outstanding options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Subsidiaries obligating any Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interest in it or any other Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or obligating any Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment. There are no outstanding contractual obligations of any Subsidiary to repurchase, redeem or otherwise acquire any capital stock of any of the Subsidiaries or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

       4.5 CONSENTS AND APPROVAL; NO VIOLATION. Subject to obtaining the Consents set forth on SCHEDULE 4.5 or as may be required under applicable requirements of the HSR Act, none of the execution, delivery or performance of this Agreement or the consummation by the Stockholders, the Company or the Subsidiaries of the transactions contemplated hereby, or compliance by the Stockholders, the Company or the Subsidiaries with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the certificate of incorporation, bylaws or similar organizational documents of any of the Stockholders, the Company or the Subsidiaries; (b) except as set forth in
SCHEDULE 4.5 require any Consent; (c) except as set forth in SCHEDULE 4.5, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in the creation of a Lien (other than Permitted Liens) on any assets of the Company or the Subsidiaries pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which any of the Stockholders, the Company or the Subsidiaries is a party or by which any of them or any of their properties or assets may be bound; or (d) violate any Order or Law applicable to any of the Stockholders, the Company or the Subsidiaries or any assets of the Company or the Subsidiaries that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

       4.6 FINANCIAL STATEMENTS. Riverside has previously delivered or made available to Buyer a copy of the following financial statements: (a) (i) the audited consolidated balance sheet of the Company and its subsidiaries as of November 30, 2001 and the related audited statement of income, cash flow and stockholders' equity for the fiscal year ended November 30, 2001, together with the notes thereto and (ii) the unaudited consolidated balance sheet of the Company and its subsidiaries as of September 30, 2002 (the "BALANCE SHEET DATE") and the related unaudited statement of income and cash flow for the ten-month period then ended; and (b)(i) the unaudited balance sheet of the Tekonsha Business as of December 31, 2001 and the related unaudited statement of income for the twelve-month period then ended, and (ii) the unaudited balance sheet of the Tekonsha Business as of September 30, 2002 and the related unaudited statement of income for the nine-month period then ended (clause (b), the "TEKONSHA FINANCIAL STATEMENTS") (clauses (a) and (b), collectively, the "COMPANY FINANCIAL STATEMENTS"), all of which have been prepared in accordance with GAAP in all material respects (except, (A) in the case of the unaudited financial statements, for normally recurring year-end adjustments and additional footnotes needed to conform to GAAP and, (B) in the case of the Tekonsha Financial Statements, which were prepared in accordance with Modified GAAP as set forth on SCHEDULE 4.6) and fairly present, in all material respects, the financial position and the results of operations of the entities depicted therein as of the dates and for the periods indicated. The financial records, ledgers and account books of the Company and the Subsidiaries have been kept in the ordinary course of business and are true, complete and accurate in all material respects. Such account books reflect in all material respects items of income and expense and assets and liabilities and accruals required to be reflected therein in accordance with the accounting practices prescribed or permitted by the Laws of the jurisdiction in which such Person is domiciled (which have been applied on a consistent basis, except as expressly set forth therein or in the Company Financial Statements).

       4.7     TAXES. Except as set forth on SCHEDULE 4.7,

               (a) Each of the Company and the Subsidiaries has filed all Tax Returns that it was required to file with respect to any Pre-Closing Tax Period and has paid or withheld all Taxes due, whether or not shown on any Tax Return. All such Tax Returns were correct and complete in all material respects.

               (b) None of the Company, the Subsidiaries or any member of an affiliated, consolidated, combined or unitary group of which the Company of any of the Subsidiaries is or has been a member has agreed to any extension or waiver of the statute of limitations applicable to any Tax Return, or agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

               (c) Neither the Company nor any of the Subsidiaries is a party to any Tax allocation or sharing agreement.

               (d) Neither the Company nor any of the Subsidiaries has filed a consent under Section 341(f) of the Code concerning collapsible corporations. Each of the Company and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code ss.6662.

               (e) There are no Liens for unpaid Taxes on the assets of the Company or any of the Subsidiaries, except Liens for current Taxes not yet due and payable.

               (f) There is no Action currently pending or, to Sellers' Knowledge, threatened with respect to the Company or any of the Subsidiaries in respect of any Tax.

               (g) None of the Company and the Subsidiaries (i) has been a member of an affiliated group of corporations within the meaning of
       Section 1504 of the Code (other than a group the common parent of which is the Company) or (ii) has any liability for Taxes of any Person (other than the Company and the Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of Law), as a transferee or successor, by contract or otherwise.

               (h) The unpaid Taxes of the Company and its Subsidiaries as of the date hereof do not exceed the reserve therefor on the books and records of the Company as of the date hereof.

               (i) None of the Company and its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) required change in method of accounting for a taxable period ending on or prior to the Closing Date under Code ss.481(c) (or any corresponding or similar provision of state, local or foreign income Tax Law); (B) "closing agreement" as described in Code ss.7121 (or any corresponding or similar provision of state, local or foreign income Tax law); (C) deferred intercompany gain described in Treasury Regulations under Code ss.1502 (or any corresponding or similar provision of state, local or foreign income Tax Law); (D) installment sale or open transaction disposition; or (E) prepaid amount received prior to the date hereof.

               (j) Any adjustment of Taxes of the Company and its Subsidiaries actually made by the IRS in any examination which is required to be reported to the appropriate state, local or foreign taxing authorities has been reported, and any additional Taxes due with respect thereto have been paid. The Company and each of its Subsidiaries has made all payments of estimated Taxes required to be made under Section 6655 of the Code and any analogous provisions of state, local or foreign Law.

       4.8 TITLE TO PROPERTIES. Except as set forth on SCHEDULE 4.8, the Company or the Subsidiaries have good and valid title to all of the properties and assets, tangible or intangible, reflected in the Company Financial Statements and any and all such properties and assets acquired by the Company or the Subsidiaries since the respective dates of the Company Financial Statements, free and clear of all Liens except for Permitted Liens.

       4.9 REAL PROPERTY. SCHEDULE 4.9 contains a complete and accurate description in all material respects of all the Real Property and the Company's interest therein. The Real Property listed on SCHEDULE 4.9 comprises all material real property interests used in the conduct of the business and operations of the Company as now conducted. All leased buildings and all leased fixtures, equipment and other property and assets are held under leases or subleases that are, in all material respects, valid instruments enforceable in accordance with their respective terms, except as limited by (a) applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting the enforcement of creditors' rights generally from time to time in effect and (b) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at Law or in equity) (collectively, the "GENERAL ENFORCEABILITY EXCEPTIONS"). The Company has delivered or made available to Buyer true and complete copies of all material leases pertaining to the Real Property. All Real Property (x) is available for immediate use in the conduct of the business and operations of the Company, and (y) complies in all material respects with all applicable building or zoning codes and regulations of the Governmental Authority having jurisdiction.

       4.10 SUFFICIENCY OF PROPERTY. SCHEDULE 4.10 identifies as such and contains a description, as of November 30, 2002, of all of the Company's and the Subsidiaries' machinery, equipment and other tangible personal property that are utilized in the operation of the Company's business (collectively, the "MATERIAL EQUIPMENT"). The Material Equipment, together with the intangible assets of the Company and the Subsidiaries, are sufficient for Buyer to continue the operation of the Company's business, in all material respects, in accordance with applicable Law as currently conducted by the Company. Except as set forth on
SCHEDULE 4.10, no Person, other than the Company or any Subsidiary, owns or primarily utilizes any Material Equipment. The Material Equipment, when considered in the aggregate, is structurally sound and in good operating condition and repair, subject to normal wear and tear.

       4.11 COMPLIANCE WITH LAWS. Except as set forth in SCHEDULE 4.11, each of the Company and the Subsidiaries:

               (a) is in material compliance with all Laws and Orders applicable to its business or employees conducting its business; and

               (b) during the last three years, has received no notification or communication from any Governmental Authority (i) asserting that the Company or any of the Subsidiaries is not in compliance with any Law in any material respect or (ii) threatening to revoke any Permit owned or held by the Company or any Subsidiary.

       4.12 PERMITS. SCHEDULE 4.12 contains a complete list, as of the date of this Agreement, of all material Permits issued to the Company or any of its Subsidiaries that are currently used by and are sufficient for operations of the Company or any of its Subsidiaries in connection with their respective businesses. Each of the Company and its Subsidiaries is in compliance in all material respects with all such Permits, all of which Permits are in full force and effect in all material respects and, to Sellers' Knowledge, there are no pending or threatened terminations, expirations or revocations thereof.

       4.13    EMPLOYEE BENEFIT PLANS.

               (a) SCHEDULE 4.13(a) sets forth a complete list of (i) all "employee benefit plans," as defined in Section 3(3) of ERISA, (ii) all other severance pay, salary continuation, bonus, incentive, stock option, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds or arrangements of any kind, and (iii) all other employee benefit plans, contracts, programs, funds, or arrangements in respect of any employees of the Company or any of the Subsidiaries or with respect to which the Company or any of the Subsidiaries has made or is required to make payments, transfers or contributions (all of the above being hereinafter individually or collectively referred to as "EMPLOYEE PLAN" or "EMPLOYEE PLANS," respectively).

               (b) Copies of the following materials have been made available to Buyer: (i) all current plan documents for each Employee Plan, (ii) all determination letters from the Internal Revenue Service ("IRS") with respect to any of the Employee Plans, (iii) all current summary plan descriptions with respect to the Employee Plans, (iv) all current trust agreements and insurance contracts relating to the funding or payment of benefits under any Employee Plan, (v) the most recent annual report (Form 5500 and all schedules thereto) filed with the IRS with respect to each Employee Plan, and (vi) the most recent actuarial valuation report for each Employee Plan as to which such a report is required.

               (c) Each Employee Plan has been maintained, operated, and administered in compliance with its terms and any related documents or agreements and in compliance with all applicable Laws, in each case in all material respects.

               (d) Each Employee Plan intended to be qualified under Section 401(a) of the Code is so qualified and has heretofore been determined by the IRS to be so qualified, and each trust created thereunder has heretofore been determined by the IRS to be exempt from tax under the provisions of Section 501(a) of the Code, and nothing has occurred since the date of any such determination that could reasonably be expected to give the IRS grounds to revoke such determination.

               (e) There are no Actions pending, or, to Sellers' Knowledge, threatened against any Employee Plan.

               (f) All contributions required to be made to the Employee Plans have been made in accordance with the Employee Plans and, when applicable, Section 302 of ERISA and Section 412 of the Code. There has been no waiver, or application for a waiver, of the minimum funding standards imposed by Section 412 of the Code with respect to any Employee Plan, and no Employee Plan has an "accumulated funding deficiency" within the meaning of Section 412 of the Code as of the most recent plan year.

               (g) No "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred that involves the assets of any Employee Plan and that could subject the Company or any Subsidiary or any of their employees, or, to Sellers' Knowledge, a trustee, administrator or other fiduciary of any trusts created under any Employee Plan to any material tax or material penalty on prohibited transactions imposed by Section 4975 of ERISA or the sanctions imposed under Title I of ERISA.

               (h) No "pension plan" (as defined in Section 3(2) of ERISA) maintained or contributed to by the Company or a Subsidiary has been terminated, nor have there been any "reportable events" (as defined in Section 4043 of ERISA and the regulations thereunder) with respect thereto. Neither the Company, any Subsidiary nor any of their ERISA Affiliates (as defined below) have incurred any material unsatisfied liability under Title IV of ERISA. "ERISA AFFILIATE" means any "person" (as defined in Section 3(9) of ERISA) that is or has been a member of any group of persons described in Section 414 of the Code which includes the Company or any Subsidiary. As of the most recent valuation date for each Employee Plan that is a defined benefit pension plan, there was not any amount of "unfunded current liability" (as defined in Section 412(l)(8)(A) of the Code) under such Employee Plan and, to the Sellers' Knowledge, there are no facts or circumstances that would materially change the funded status of any such Employee Plan.

               (i) At no time within the preceding six years has the Company or any Subsidiary been required to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) or incurred any withdrawal liability, within the meaning of Section 4201 of ERISA, with respect to any such multiemployer plan.

               (j) Each group health plan, as such term is defined in Section 5000(b)(1) of the Code, that is sponsored or maintained by, or contributed to by, the Company or any Subsidiary complies in all material respects with the applicable requirements of Section 4980B of the Code.

               (k) There is no Employee Plan under which as a result of the consummation of the transactions contemplated by this Agreement, either alone or in combination with another event, (A) any current or former employee may become entitled to severance pay or any other payment or (B) any compensation due any such employee from the Company or any Subsidiary may be increased or the time of payment or vesting may become accelerated. The consummation of the transactions contemplated by this Agreement will not result in, or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in, an "excess parachute payment" within the meaning of Section 280G of the Code.

               (l) Except as set forth on SCHEDULE 4.13(l), none of the Stockholders, the Company nor any Subsidiary have disseminated in writing or otherwise broadly or generally notified current or former employees of the Company or any Subsidiary of any intent or commitment (whether or not legally binding) to create or implement any additional plans, funds, programs, agreements or arrangements for the benefit of any current or former employees of the Company or any Subsidiary or to materially amend, modify or terminate any existing Employee Plan.

               (m) Except for the Management Bonuses, no employee of the Company or any Subsidiary is entitled to any severance payment, any change of control payment or any other payment as a result of the transactions contemplated hereby.

       4.14 MATERIAL CONTRACTS. Set forth in SCHEDULE 4.14 is a list, as of the date of this Agreement, of the following agreements (the "MATERIAL CONTRACTS"):

               (a) Each partnership or joint venture agreement to which the Company or any of the Subsidiaries is a party;

               (b) Each agreement limiting the right of the Company or any of the Subsidiaries to engage in or compete with any Person in any business or in any geographical area;

               (c) Each management, consulting, severance or similar agreement, and each employment agreement to which the Company or any of the Subsidiaries is a party;

               (d) Each collective bargaining agreement to which the Company or any of its Subsidiaries is a party; and

               (e) Each other Contract that is material to the Company or any Subsidiary and, in any event, that requires the Company or a Subsidiary to make payments equal to or more than $100,000 per annum.

Each of the Material Contracts is in full force and effect and is a legal, valid and binding contract or agreement of the Company or a Subsidiary, as applicable, subject only to the General Enforceability Exceptions, and there is no default, event of default, or breach or event that with or without due notice or lapse of time or both would constitute a default or event of default by the Company or any of its Subsidiaries, or, to Sellers' Knowledge, any other party, in the timely performance of any obligation to be performed or paid thereunder or any other material provision thereof, in any such case that would have a Material Adverse Effect on the Company. Neither the Company nor any Subsidiary has released any of their respective material rights under any Material Contract. The Company has made each Material Contract available to Buyer.

       4.15 LEGAL PROCEEDINGS. As of the date of this Agreement, except as set forth in SCHEDULE 4.15, there are no Actions pending, or, to Sellers' Knowledge, threatened, against the Company or any of the Subsidiaries that, if adversely decided, would have a Material Adverse Effect on the Company. Neither the Company nor any of the Subsidiaries is subject to any Order. As of the date of this Agreement, there are no Actions pending that challenge the legality of this Agreement or the transactions contemplated hereby.

       4.16 NO BROKERS. No broker, finder, investment banker or similar agent has been employed by or on behalf of the Stockholders or the Company, and no Person with which the Stockholders or the Company has had any dealings or communications of any kind is entitled to any brokerage commission, finder's fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

       4.17 INTELLECTUAL PROPERTY. SCHEDULE 4.17 identifies all registered Intellectual Property and identifies each license agreement that the Company or a Subsidiary has granted to a third party (and indicating the name of such party) with respect to any of its Intellectual Property other than (a) inventions, trade secrets and confidential information and (b) Intellectual Property that is both not registered or subject to application for registration and not material to the business of the Company or the Subsidiaries. Except as set forth in SCHEDULE 4.17, the Company or the Subsidiaries have either the right to use or a valid ownership interest, free and clear of all Liens except Permitted Liens, in all Intellectual Property identified on SCHEDULE 4.17. Except as set forth in
SCHEDULE 4.17, as of the date of this Agreement, no Actions are pending by any Person regarding the validity, enforceability, ownership or use of such Intellectual Property. Except as set forth in SCHEDULE 4.17, to Sellers' Knowledge, as of the date of this Agreement, (y) the Company's or a Subsidiary's use of such Intellectual Property does not infringe on the rights of any Person and (z) there is not any infringement by any Person with respect to the Intellectual Property. Except as set forth on SCHEDULE 4.17, no royalties with respect to the Intellectual Property are payable by the Company or the Subsidiaries. No notice has been received by the Company or the Subsidiaries that the operations of their respective business as conducted by the Company or the Subsidiaries infringes, misappropriates, conflicts with or otherwise violates any intellectual property rights of any other Person. To Sellers' Knowledge, there are no actions, oppositions or proceedings that have been made, are pending or threatened challenging the validity, enforceability, use or ownership of any Intellectual Property and there are no grounds for the same. To Sellers' Knowledge, no Person is infringing or otherwise violating any Intellectual Property, and neither the Company, nor any Subsidiary, has received any notices of, and is not aware of any facts that indicate a likelihood of, any infringement or misappropriation by, or any conflict with, any Person with respect to the Intellectual Property.

       4.18 INSURANCE. SCHEDULE 4.18 sets forth, as of the date of this Agreement, all policies of insurance covering the Company and the Subsidiaries and their respective businesses, and such policies are in full force and effect. Except as set forth on SCHEDULE 4.18, there are no claims for insurance losses or uninsured losses in excess of $100,000 per occurrence that are pending or that were filed or incurred by the Company or the Subsidiaries during the three year period immediately preceding the date of this Agreement, including workers' compensation, automobile, fire and general and product liability claims. To Sellers' Knowledge, neither the Company nor any Subsidiary has received written notice of any threatened cancellation, denial or reduction of any such insurance coverage. SCHEDULE 4.18 sets forth a true and complete list and brief description (including insured, insurer and policy limits) of all known policies of product liability and general liability insurance covering the Company or any Subsidiary. Such policies are in full force and effect, all premiums with respect thereto have been paid, and neither the Company nor any Subsidiary is in default under any of them.

       4.19 PERSONNEL. Except as set forth on SCHEDULE 4.19, neither the Company nor any Subsidiary is a party to or subject to any collective bargaining agreements. As of the date hereof, to Sellers' Knowledge, (i) except as set forth on SCHEDULE 4.19 no labor union or other collective bargaining unit represents or claims to represent any of the Company's or any Subsidiary's employees and (ii) there is no union campaign being conducted to solicit cards from employees to authorize a union to request a National Labor Relations Board certifications election with respect to the Company's or any Subsidiary's employees. There is no labor strike, slowdown or stoppage (or, to Sellers' Knowledge, any labor strike, slowdown or stoppage threatened) against the Company or any of the Subsidiaries.

       4.20    ENVIRONMENTAL MATTERS. Except as set forth on SCHEDULE 4.20,

               (a) The Company and the Subsidiaries are in material compliance with all Environmental Laws applicable to their businesses, operations, and ownership and use of the Real Property.

               (b) Neither the Company nor any Subsidiary has generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced or processed any Hazardous Materials, except in material compliance with all applicable Environmental Laws. As of the date of this Agreement, there has been no Release or threat of Release of any Hazardous Material on, under or from the Real Property or located at, on or under the Real Property or at any other location that requires reporting, investigation, assessment, cleanup, remediation or any other type of response action by the Company or any Subsidiary pursuant to any Environmental Law or that would reasonably be expected to have a Material Adverse Effect on the Company.

               (c) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, neither the Company nor any Subsidiary has (i) received notice under the citizen suit provisions of any Environmental Law; (ii) received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim under any Environmental Law; or (iii) been subject to or threatened with any governmental or citizen enforcement action with respect to any Environmental Law.

               (d) There currently are effective all Permits required under any Environmental Law that are necessary for the Company's or any Subsidiary's business operations and use, ownership or operation of the Real Property.

               (e) Neither the Company nor any Subsidiary has assumed, contractually or by operation of Law, any liabilities of any third party under any Environmental Law that would reasonably be expected to have a Material Adverse Effect on the Company.

               (f) Neither the Company nor any Subsidiary is conducting any investigation or other response or corrective action under any Environmental Law, nor is any of them obligated under any Order to conduct such investigation or other corrective or remedial action that would reasonably be expected to have a Material Adverse Effect on the Company.

               (g) There are no underground storage tanks or related piping, surface impoundments, land disposal sites or friable asbestos containing material at, on or under the Real Property that would reasonably be expected to have a Material Adverse Effect on the Company.

               (h) None of the Real Property is (i) listed or proposed for listing on the National Priorities List promulgated under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA"); or (ii) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated under CERCLA; or (iii) to Sellers' Knowledge, listed on any comparable list promulgated or published by an Governmental Authority (including, without limitation, any such list relating to gasoline or petroleum or oil); and (iv) no Lien has been recorded under any Environmental Law with respect to any of the Real Property or any other assets of the Company or the Subsidiaries.

               (i) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (i) will not affect the validity or require the transfer of any Permits held by the Company or any Subsidiary under any Environmental Law and (ii) will not require any notification, disclosure, registration, reporting, filing or response or corrective action under any Environmental Law.

       4.21 CONDUCT OF BUSINESS IN ORDINARY COURSE. Except for the transactions contemplated hereby and as set forth on SCHEDULE 4.21, since November 30, 2001, the Company has conducted its business and operations in the ordinary course of business consistent with past practices in all material respects and has not:

               (a) made any sale, assignment, lease, or other transfer of any of its properties or granted any Lien thereon, except for Permitted Liens, other than (i) sales of inventory in the ordinary course of business, or (ii) sales of obsolete assets no longer used in the operation of its business or other assets sold or disposed of in the normal and usual course of business with suitable replacements being obtained therefor;

               (b) canceled any debts owed to or claims held by the Company, except in the normal and usual course of business;

               (c) suffered any material write-down of the value of any assets or any material write-off as uncollectible of any accounts receivable;

               (d) incurred any indebtedness for borrowed money or issued any long-term debt securities or assumed, guaranteed or endorsed the obligations of any other Persons, except for indebtedness incurred in the ordinary course of business consistent with past practice under lines of credit existing on the Balance Sheet Date;

               (e) made any material change to its accounting (including tax accounting) methods, principles or practices, except as may be required by GAAP;

               (f) declared or paid any dividends or made any other distributions of any kind to its equity holders or repurchased, redeemed, retired or otherwise acquired any shares of capital stock;

               (g)    suffered any Material Adverse Effect on the Company;

               (h) made or permitted any material amendment, termination, waiver or lapse of any right of the Company or any Subsidiary under any Material Contract or Permit; or

               (i) entered into any lease (as lessee) requiring payments in any year in excess of $50,000 or made any material acquisition of assets other than in the ordinary course of business.

       4.22 UNLAWFUL PAYMENTS. Neither the Company nor any of its officers, directors, employees or agents have paid, given or received or has offered or promised to pay, give or receive any bribe or other unlawful, questionable or unusual payment of money or other thing of value, any extraordinary discount, or any other unlawful or unusual inducement, to or from any Person, business association or government official or entity in the United States or elsewhere in connection with or in furtherance of its business or operations. Neither the Company nor any Subsidiary is in any manner dependent upon the making or receipt of such payments, discounts or other inducements.

       4.23 UNDISCLOSED LIABILITIES. Except (a) as reflected in the Company Financial Statements; (b) for current liabilities arising in the ordinary course of business after the date of the Company Financial Statements; or (c) for Indebtedness incurred in connection with the Tekonsha Acquisition, the Company and the Subsidiaries have no material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, regardless of when asserted) of the type required to be disclosed on a balance sheet in accordance with GAAP.

       4.24 ACCOUNTS RECEIVABLE. All accounts receivable of the Company or any Subsidiary represent sales actually made in the ordinary course of business or valid claims as to which full performance has been rendered by the Company or any Subsidiary. The reserve on the Company Financial Statements against the accounts receivable for returns and bad debts has been calculated in a manner consistent with GAAP. All of the accounts receivable of the Company and the Subsidiaries are, in the aggregate, collectible, net of the reserve therefor, in the ordinary course of business. No counter claims, defenses or offsetting claims with respect to the accounts receivable are pending or, to Sellers' Knowledge, threatened, net of the reserve therefor. All of the accounts receivable of the Company and the Subsidiaries relate solely to sales of goods or services to customers of the Company or any Subsidiary, none of whom are Affiliates of the Stockholders, the Company or any Subsidiary.

       4.25 INVENTORIES. The inventories of the Company and the Subsidiaries are of a quality and quantity useable and saleable in all material respects in the ordinary course of business, subject to appropriate and adequate reserve and allowances reflected on the Company Financial Statements for obsolete, excess and slow-moving items as determined under GAAP. The inventories do not consist of any items held on consignment and the inventories are owned free and clear of any Liens other than Permitted Liens.

       4.26 BANK ACCOUNTS. SCHEDULE 4.26 sets forth a list showing (a) the name and address of each bank with which the Company or any Subsidiary has an account or safe deposit box and the name of each Person authorized to draw thereon or have access thereto, and (b) the name of each Person holding a power of attorney on behalf of the Company or any Subsidiary with respect to any such bank account or safe deposit box.

       4.27 PRODUCTS. (a) Except as set forth on SCHEDULE 4.27, neither the Company nor any Subsidiary has any material liability (and to Sellers' Knowledge there is no reasonable basis for, and no Stockholder is aware of any present or future Action against the Company or any Subsidiary giving rise to any liability) arising out of any injury to any individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased or delivered by the Company or any Subsidiary.

               (b) Each product the Company or any Subsidiary manufactured, sold, leased or delivered has been in conformity in all material respects with all applicable contractual commitments, regulatory requirements and all express and implied warranties, and none of the Company or the Subsidiaries have any material liability (and to Sellers' Knowledge, there is no reasonable basis for any present or future Action against any of them giving rise to any liability) for replacement or repair thereof or other damages in connection therewith. No product the Company or any Subsidiary manufactured, sold, leased or delivered is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale and lease. SCHEDULE 4.27 sets forth copies of the standard terms and conditions of sale or lease for the products of the Company and the Subsidiaries (containing applicable guaranty, warranty and indemnity provisions).

       4.28 INDEBTEDNESS. SCHEDULE 4.28 sets forth a true, correct and complete list of all the Indebtedness outstanding with respect to the Company or any Subsidiary as of the date of this Agreement, including the amount (estimated if necessary) and the Person to whom such Indebtedness is owed. There is no other Indebtedness of the Company or any Subsidiary other that that set forth on
SCHEDULE 4.28.

       4.29    CUSTOMERS AND SUPPLIERS.

               (a) Customers. SCHEDULE 4.29(a)(i) sets forth the 10 largest customers of each of the Company and the Subsidiaries for the last fiscal year ended ("MATERIAL CUSTOMERS"). Except as set forth on SCHEDULE 4.29(a)(ii), (i) all Material Customers continue to be customers of the Company or any Subsidiary and none of such Material Customers has reduced materially its business with the Company or any Subsidiary from the levels achieved during the last fiscal year ended other than in the ordinary course of business; (ii) since the last fiscal year ended, no Material Customer has terminated its relationship with the Company or any Subsidiary or, to Sellers' Knowledge, has threatened to do so; and (iii) neither the Company nor any Subsidiary is involved in any material claim, dispute or controversy with any Material Customer other than in the ordinary course of business.

               (b) Suppliers. SCHEDULE 4.29(b)(i) sets forth the 10 largest suppliers of each of the Company and the Subsidiaries for the last fiscal year ended ("MATERIAL SUPPLIERS"). (i) All Material Suppliers continue to be suppliers of the Company or any Subsidiary, and none of such Material Suppliers has reduced materially its business with the Company or any Subsidiary from the levels achieved during the last fiscal year ended other than in the ordinary course of business; (ii) since the last fiscal year ended, no Material Supplier has terminated its relationship with the Company or any Subsidiary or, to Sellers' Knowledge, has threatened to do so; and (iii) neither the Company nor any Subsidiary is involved in any material claim, dispute or controversy with any Material Supplier other than in the ordinary course of business. Except as set forth on SCHEDULE 4.29(b)(iii) and to Sellers' Knowledge, no supplier to the Company or any Subsidiary supplies goods or services used in connection with its business not available from another source.

       4.30 RELATED PARTY TRANSACTIONS. SCHEDULE 4.30 sets forth (a) the services furnished by Riverside and their Affiliates to or for the benefit of the Company or any Subsidiary and (b) the costs and expenses, if any, charged or allocated to the Company or any Subsidiary in respect of such services.


                                    ARTICLE V
               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS
               --------------------------------------------------

       Each of the Stockholders represents and warrants, solely with respect to itself, himself or herself, as the case may be, to Buyer as of the date of this Agreement as follows:

       5.1 AUTHORITY. Each of the Stockholders has all requisite power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated herein, and this Agreement has been duly executed and delivered by each of the Stockholders pursuant to all necessary authorization and is the legal, valid and binding obligation of each of the Stockholders, enforceable against each of the Stockholders in accordance with its terms, except as limited by the General Enforceability Exceptions. The execution, delivery and performance of this Agreement and the transactions contemplated hereby do not conflict with the organizational documents of Riverside or any agreement to which any Stockholder is a party or violate any Order or Law applicable to the Stockholders. The execution, delivery and performance of this Agreement and the transactions contemplated hereby do not and will not require any Stockholder to obtain a consent or other approval from any Governmental Authority.

       5.2 TITLE. The Stockholders (a) are the record and beneficial owners of their respective Shares; (b) have full power, right and authority, and any approval required by Law, to make and enter into this Agreement and to sell, assign, transfer and deliver their respective Shares to Buyer, and (c) have good and valid title to their respective Shares free and clear of all Liens. Upon the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof, at the Closing Buyer will acquire good and marketable title to the Shares, free and clear of all Liens, excluding any Liens created by Buyer.


                                   ARTICLE VI
                     REPRESENTATIONS AND WARRANTIES OF BUYER
                     ---------------------------------------

       Buyer represents and warrants to the Stockholders as of the date of this Agreement as follows:

       6.1 INVESTMENT INTENT. The Shares are being purchased for its own account and not with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act and the rules and regulations promulgated thereunder.

       6.2 ORGANIZATION AND STANDING. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization. Buyer is duly qualified to do business, and in good standing, in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not have a Material Adverse Effect on Buyer.

       6.3 AUTHORIZATION, VALIDITY AND EFFECT. Buyer has the requisite limited liability company power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and such other agreements and documents and the consummation of the transactions contemplated herein and therein, have been duly and validly authorized by all necessary limited liability company action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as limited by the General Enforceability Exceptions.

       6.4 CONSENTS AND APPROVAL; NO VIOLATION. Except as may be required under applicable requirements of the HSR Act, none of the execution, delivery or performance of this Agreement or the consummation by Buyer, of the transactions contemplated hereby or compliance by Buyer with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of formation, operating agreement or similar organizational documents of Buyer, (ii) require any Consent of any Governmental Authority or any other Person, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in the creation of a Lien (other than Permitted Liens) on any assets of Buyer pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties or assets may be bound, or (iv) violate any Order or Law applicable to Buyer or any assets of Buyer that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer.

       6.5 NO BROKERS. Except for Heartland Industrial Partners, L.P., no broker, finder, investment banker or similar agent has been employed by or on behalf of Buyer, and no Person with which Buyer has had any dealings or communications of any kind is entitled to any brokerage commission, finder's fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

       6.6 NO RELIANCE. Buyer or its representatives have inspected and conducted such reasonable review and analysis (financial and otherwise) of the Company as desired by Buyer. The purchase of the Shares by Buyer and the consummation of the transactions contemplated hereunder by Buyer are not done in reliance upon any warranty or representation by, or information from, the Stockholders or the Company of any sort, oral or written, except the warranties and representations specifically set forth in this Agreement (including the schedules and exhibits hereto) and in any certificates required to be delivered to Buyer by the Stockholders hereunder and thereunder.


                                   ARTICLE VII
                            COVENANTS AND AGREEMENTS
                            ------------------------

       7.1 INTERIM OPERATIONS OF THE COMPANY. Except as otherwise contemplated by this Agreement, prior to the Closing Date, the Stockholders shall cause the Company and the Subsidiaries to conduct their business in the ordinary course, consistent with past practice, preserve intact all rights, privileges, franchises and use their reasonable best efforts to maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having a material relationship with them. Without limiting the generality of the foregoing, prior to the Closing Date or the earlier termination of this Agreement, except with respect to the payment of the Management Bonuses, unless Buyer has previously consented in writing thereto (which consent will not be unreasonably withheld), the Stockholders shall not permit the Company or any of the Subsidiaries to:

               (a) incur any Indebtedness, except for Indebtedness incurred in the ordinary course of business consistent with past practice under lines of credit existing on the date hereof; provided, however, that such Indebtedness is repaid or otherwise retired in full at the Closing;

               (b) except with respect to the T-Connect Option (which shall not have a purchase price in excess of $400,000) and in the ordinary course of business consistent with past practice, (i) acquire, or dispose of, any material property or assets (including, without limitation, Intellectual Property) or (ii) mortgage or encumber any property or assets except for Permitted Liens, in each case with respect to clauses
       (i) and (ii) in an aggregate amount not to exceed $500,000;

               (c) enter into any agreements, commitments or contracts (including leases and licenses of Intellectual Property), except agreements, commitments or contracts made in the ordinary course of business consistent with past practice; provided, however, that no derivative contracts, joint venture or amendments to Material Contracts shall be made;

               (d) engage in any transactions with, or enter into or modify any Contracts with, any Affiliates of the Company;

               (e) enter into, adopt, amend or terminate any agreement or plan relating to the compensation, employee benefits (including, without limitation, pension and retirement benefits) or severance of any employee associated with the Company other than in the ordinary course of business, except to the extent required by Law or any existing agreements;

               (f) make any material change to its accounting (including tax accounting) methods, principles or practices, except as may be required by GAAP;

               (g) make any amendment to its certificate of incorporation or bylaws;

               (h) declare or pay any dividends or distributions or repurchase any Shares;

               (i) issue or sell any capital stock or options, warrants, calls, subscriptions or other rights to purchase any capital stock of the Company or any of the Subsidiaries or split, combine or subdivide the capital stock of the Company or any of the Subsidiaries other than the issuance of shares of Common Stock upon the exercise of Warrants currently outstanding;

               (j) permit any of its current material insurance (or reinsurance) policies to be canceled or terminated or any coverage thereunder to lapse;

               (k) voluntarily consent to the termination of any Material Contract or waive or release any material rights;

               (l) make any capital expenditure other than maintenance capital expenditures in the aggregate amount not to exceed $500,000; or

               (m)    agree to take any of the actions described in sub-clauses
       (a) through (l) above.

       7.2     REASONABLE ACCESS; CONFIDENTIALITY.

               (a) From the date hereof until the Closing Date or the earlier termination of this Agreement, and subject to applicable Law, the Stockholders shall cause the Company and the Subsidiaries to give Buyer and its representatives, upon reasonable notice to Riverside, full and complete access, during normal business hours, to the assets, properties, books, records, agreements and consultants, agents, accountants, attorneys (each of whom shall cooperate fully) and employees of the Company and the Subsidiaries and shall cause the Company and the Subsidiaries to permit Buyer to make such inspections as it may reasonably require and to furnish Buyer during such period with all such information relating to the Company and the Subsidiaries as Buyer may from time to time reasonably request. During such period, the Company and the Subsidiaries shall furnish Buyer such information and copies of such documents as Buyer may reasonably request.

               (b) Any information provided to or obtained by Buyer pursuant to paragraph (a) above will be subject to the Confidentiality Agreement, dated November 15, 2002, between the Company and TriMas Corporation (the "CONFIDENTIALITY AGREEMENT"), and must be held by Buyer in accordance with and be subject to the terms of the Confidentiality Agreement.

               (c) Buyer agrees to be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference.

       7.3 HSR. The Company and Buyer shall, as promptly as practicable, but in no event later than ten calendar days following the execution and delivery of this Agreement, submit all filings required by the HSR Act (the "HSR FILING") to the DOJ, as appropriate and thereafter provide any supplemental information requested in connection therewith pursuant to the HSR Act and make any similar filing within, to the extent reasonably practicable, a similar time frame with any other Governmental Authority for which such filing is required. Any such notification and report form and supplemental information will be in substantial compliance with the requirements of the HSR Act or other applicable antitrust regulation. The Company and Buyer shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act or other applicable antitrust regulation. The Company and Buyer shall request early termination of the applicable waiting period under the HSR Act and any other applicable antitrust regulation. The Company and Buyer, will promptly inform the other party of any material communication received by such party from any Governmental Authority in respect of the HSR Filing. Each of the parties will (a) use its respective commercially reasonable efforts to comply as expeditiously as possible with all requests of any Governmental Authority for additional information and documents, including, without limitation, information or documents requested under the HSR Act or other applicable antitrust regulation; (b) not (i) extend any waiting period under the HSR Act or any applicable antitrust regulation or (ii) enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement, except, in each case, with the prior consent of the other parties; and (c) cooperate with the other parties and use commercially reasonable efforts to contest and resist any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Buyer agrees to propose, negotiate and cooperate with the Company to effect prior to the Closing Date, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of itself, the Company or the Subsidiaries (or otherwise take any action that limits the freedom of action with respect to, or its ability to retain, any of its businesses, product lines, or assets or those of the Company or the Subsidiaries) as may be required in order to avoid the entry of, or to effect the dissolution of, any Order (whether temporary, preliminary or permanent), which would otherwise have the effect of preventing or delaying the consummation of the transactions contemplated hereby. Buyer shall pay all filing fees under the HSR Act.

       7.4 PUBLICITY. Except as may be required to comply with the requirements of any applicable Law or the rules and regulations of any stock exchange or national market system upon which the securities of Buyer are listed, no party will issue any press release or other public announcement relating to the subject matter of this Agreement or the transactions contemplated hereby without the prior approval (which approval will not be unreasonably held or delayed) of the other party; provided, however, that, after the Closing, the Stockholders will be entitled to issue any such press release or make any such other public announcement without obtaining the prior approval of Buyer, but shall nonetheless provide prior notice to Buyer.

       7.5 RECORDS. With respect to the financial books and records and minute books of the Company relating to matters on or prior to the Closing Date:
(a) for a period of five years after the Closing Date, Buyer shall not cause or permit their destruction or disposal without first offering to surrender them to the Stockholders, and (b) where there is legitimate purpose, including, without limitation, an audit of the Stockholders by the IRS or any other Taxing Authority, Buyer shall allow the Stockholders and its representatives access to such books and records during regular business hours.

       7.6 AMENDMENT TO DISCLOSURE SCHEDULES. Each of Buyer and the Stockholders shall use commercially reasonable efforts to cause the conditions set forth in SECTION 8.2 (in the case of Buyer) and SECTION 8.3 (in the case of the Stockholders) to be satisfied by the Closing Date. From time to time prior to the Closing Date, any of the parties hereto may deliver to the other a written supplement or amendment to the sections of the disclosure schedules relating to their respective representations and warranties in this Agreement with respect to any matter, condition or occurrence hereafter arising which, if existing or occurring on the date hereof, would have been required to be set forth or described in their respective sections of the disclosure schedules. In the event that the Buyer, on the one hand, or the other parties hereto, on the other hand, so supplement or amend sections of the disclosure schedules, no such supplement or amendment will be effective prior to the Closing, including for purposes of determining whether the conditions to any party's obligations under ARTICLE VIII hereof have been satisfied, but the disclosure schedules as so supplemented and amended shall, as of the Closing Date and thereafter, be the disclosure schedules for determining any inaccuracy in, or breach of, any representations and warranties of any party; provided, however, that, with respect to any matter, condition or occurrence arising from the conduct of business operations in the ordinary course and consistent with past practice at any time after the date hereof (and which does not have a Material Adverse Effect and which has not occurred as a result of a breach of any covenant herein) and prior to the Closing Date, (a) the specified representations and warranties made by the respective parties hereto shall be deemed automatically modified to reflect such matter, condition or occurrence as of the date that such event occurs or arises and (b) neither party shall have the right to terminate this Agreement pursuant to SECTION 9.1 on account of such modification of the representations and warranties made by the other party or parties hereto.


                                  ARTICLE VIII
                              CONDITIONS TO CLOSING
                              ---------------------

       8.1 CONDITIONS TO OBLIGATIONS OF THE PARTIES. The respective obligations of the Stockholders and Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of each of the following conditions:

               (a) None of the parties hereto will be subject to any Order of a court of competent jurisdiction or enforcement of any Law that prohibits the consummation of the transactions contemplated by this Agreement on substantially the same terms contemplated herein. In the event any such Order has been issued, each party shall use its reasonable best efforts to have any such Order overturned or lifted.

               (b) All required HSR Filings shall have been made, and the applicable waiting period under the HSR Act and any other relevant antitrust Law will have expired or been terminated.

       8.2 CONDITIONS TO OBLIGATIONS OF THE STOCKHOLDERS. The obligations of the Stockholders to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of each of the following additional conditions:

               (a) All of the representations and warranties of Buyer set forth in the Agreement that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects, and all of the representations and warranties of the Buyer set forth in the Agreement that are not so qualified shall be true and correct in all material respects, in each case, as if such representations or warranties were made on and as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties speak as of a specific date or as of the date of this

       Agreement, in which case such representations and warranties shall be so true and correct or so true and correct in all material respects, as the case may be, as of such specific date or as of the date of this Agreement, respectively).

               (b) Each of the agreements and covenants of Buyer to be performed and complied with by Buyer pursuant to this Agreement prior to the Closing Date will have been duly performed and complied with in all material respects.

               (c) Buyer will have delivered to the Stockholders the items required by SECTION 3.3 of this Agreement.

       8.3 CONDITIONS TO OBLIGATION OF BUYER. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Laws) at or prior to the Closing of each of the following conditions:

               (a) All of the representations and warranties of the Stockholders set forth in the Agreement that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects, and all of the representations and warranties of the Stockholders and of the Company set forth in the Agreement that are not so qualified shall be true and correct in all material respects, in each case, as if such representations or warranties were made on and as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties speak as of a specific date or as of the date of this Agreement, in which case such representations and warranties shall be so true and correct or so true and correct in all material respects, as the case may be, as of such specific date or as of the date of this Agreement, respectively).

               (b) Each of the agreements and covenants of the Stockholders to be performed and complied with by the Stockholders pursuant to this Agreement prior to or as of the Closing Date will have been duly performed and complied with in all material respects.

               (c) The Stockholders will have delivered, or caused to be delivered, to Buyer the items required by SECTION 3.2 of this Agreement.


                                   ARTICLE IX
                            TERMINATION OF AGREEMENT
                            ------------------------

       9.1 TERMINATION. Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time prior to the Closing
Date:

               (a) by mutual written consent of Buyer and Riverside (acting on its behalf and for the other Stockholders);

               (b) by Buyer or Riverside (acting on its behalf and for the other Stockholders), upon written notice to the other party, if the transactions contemplated by this Agreement have not been consummated on or prior to July 27, 2003 (the "OUTSIDE DATE"), unless such failure of consummation shall be due to the failure of the party seeking such termination to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such party; or

               (c) by Buyer or Riverside (acting on its behalf and for the other Stockholders), upon written notice to the other party, if a Governmental Authority of competent jurisdiction has issued an Order or any other action permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Order has become final and non-appealable; provided, however, that (i) the party seeking to terminate this Agreement pursuant to this clause (c) has used its reasonable best efforts to remove such Order;

               (d) by Buyer, if there has been a material violation or breach by the Stockholders of any agreement, representation or warranty in this Agreement that has rendered the satisfaction of any condition to the obligations of Buyer impossible and such violation or breach has not been waived by Buyer; and

               (e) by Riverside (acting on its behalf and for the other Stockholders), if there has been a material violation or breach by Buyer of any agreement, representation or warranty in this Agreement that has rendered the satisfaction of any condition to the obligations of the Stockholders impossible and such violation or breach has not been waived by the Stockholders.

       9.2 EFFECT OF TERMINATION. In the event of termination of this Agreement pursuant to SECTION 9.1, notwithstanding any other provision of this Agreement, no party will have any liability or any further obligation to any other party, except as provided in this SECTION 9.2 and except that nothing herein releases, or may be construed as releasing, any party hereto from any liability or damage to any other party hereto arising out of the breaching party's willful and material breach in the performance of any of its covenants, agreements, duties or obligations arising under this Agreement. The obligations of the parties to this Agreement under SECTIONS 7.2(b) and (c), 7.4 and 10.2 will survive any termination of this Agreement.


                                    ARTICLE X
                            MISCELLANEOUS AND GENERAL
                            -------------------------

       10.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION.

               (a)    Except with respect to SECTION 5.1 (Authority) and SECTION
       5.2 (Title), which shall survive the Closing indefinitely, none of the representations or warranties of the Stockholders contained in this Agreement will survive the Closing Date. From and after the Closing, the Stockholders shall, severally but not jointly, indemnify and hold harmless Buyer from, against and in respect of any and all liabilities, damages, losses, penalties, costs, claims, judgments, amounts paid in settlement, interest, penalties, assessments, out-of-pocket expenses (including reasonable attorneys' fees and disbursements) (collectively, "LOSSES") resulting from, incurred in connection with or arising out of
       (i) any breach of or inaccuracy in any representation or warranty of the Stockholders made in SECTIONS 5.1 and 5.2 of this Agreement; (ii) any Indebtedness of the Company or any Subsidiary existing immediately prior to the Closing that is not paid or otherwise retired at the Closing (excluding Items 5 (Insurance Premium Note) and 7 (Lease Guaranty) from
       SCHEDULE 4.28); (iii) any bonus or payment payable to any employee, consultant or Affiliate of the Company or any Subsidiary as a result of the transactions contemplated by this Agreement that is not paid or otherwise retired at the

       Closing; and (iv) the fees and expenses of any outside professional services firm retained by the Company or any Subsidiary in connection with the transactions contemplated by this Agreement that are not paid or otherwise retired at the Closing.

               (b) Except with respect to SECTION 6.3 (Authorization), which shall survive the Closing indefinitely, none of the representations or warranties of Buyer contained in this Agreement will survive the Closing Date. From and after the Closing, Buyer shall indemnify and hold harmless the Stockholders from, against and in respect of any and all Losses resulting from, incurred in connection with or arising out of any breach of or inaccuracy in any representation or warranty of Buyer made in
       SECTION 6.3 of this Agreement.

               (c) All covenants and agreements contained herein providing for performance after the Closing Date will survive in accordance with their respective terms.

               (d) If an indemnified party becomes aware of any matter that it believes is subject to indemnification under this Agreement, including receipt by any indemnified party of notice of the commencement of any action, proceeding, or other claim in respect of which the indemnified party intends to seek indemnification, the indemnified party shall promptly (and in any event no later than 30 days after it becomes aware) notify the indemnifying party in writing (a "CLAIM NOTICE"); provided, however, that failure to give such notice shall not relieve the indemnifying party of its obligations hereunder except to the extent that the indemnifying party is actually and materially prejudiced as a result of such failure. If the indemnifying party elects in writing within 15 days of its receipt of a Claim Notice, the indemnifying party shall be entitled to assume control of the defense of such action or claim with counsel reasonably satisfactory to the indemnified party; provided, however, that:

              (i) the indemnified party shall be entitled to participate in the defense of such claim and to employ counsel at its own expense (subject to SECTION 10.1(e)) to assist in the handling of such claim;

              (ii) no indemnifying party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each indemnified party of a release from all liability in respect of such claim or if, pursuant to or as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the indemnified party or such judgment or settlement could materially interfere with the business, operations or assets of the indemnified party;

              (iii) after written notice by the indemnifying party to the indemnified party of its election to assume control of the defense of any such action in accordance with the foregoing provisions, the indemnifying party shall not be liable to such indemnified party hereunder for any legal fees, costs and expenses subsequently incurred by such indemnified party in connection with the defense thereof, subject to SECTION 10.1(e) below.

If the indemnifying party does not assume control of the defense of such claim in accordance with the foregoing provisions, the indemnified party shall have the right to defend such claim in such manner as it may deem appropriate, including engaging counsel selected by the indemnified party and reasonably satisfactory to the indemnifying party, at the reasonable cost and expense of the indemnifying party, and the indemnifying party will promptly reimburse the indemnified party therefore in accordance with this SECTION 10.1; provided, however, that the indemnified party shall not be entitled to consent to the entry of any judgment or enter into any settlement of such claim without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld or delayed).

               (e) If both the indemnified party and the indemnifying party are parties to the action or claim for which indemnification is sought, and the indemnified party shall have been advised in writing by counsel reasonably acceptable to the indemnifying party that representation of both parties by the same counsel would, in the opinion of such counsel, be inappropriate due to actual or potential conflict of interests between such parties, the indemnified party may employ its own counsel and otherwise participate in the defense of such action or claim at the indemnifying party's expense.

               (f) Notwithstanding the foregoing, each party has the right and in no event shall this Agreement limit the right of a party to pursue any remedy that may be available to such party under applicable Law in the event of fraud.

       10.2 EXPENSES. Whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the transactions contemplated hereby are to be paid by the party incurring such expenses except as expressly provided herein; provided, however, that any costs and expenses incurred by the Company in connection with the transactions contemplated hereby are to be paid by the Stockholders.

       10.3 SUCCESSORS AND ASSIGNS. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and assigns, but is not assignable by either party hereto without the prior written consent of the other party hereto.

       10.4 THIRD PARTY BENEFICIARIES. Except with respect to the recipients of the Management Bonuses in accordance with SECTION 2.2(e), each party hereto intends that this Agreement does not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.

       10.5 FURTHER ASSURANCES. The parties shall execute such further instruments and take such further actions as may reasonably be necessary to carry out the intent of this Agreement. Each party hereto shall cooperate affirmatively with the other parties, to the extent reasonably requested by such other parties, to enforce rights and obligations herein provided.

       10.6 NOTICES. Any notice or other communication provided for herein or given hereunder to a party hereto must be in writing, and sent by facsimile transmission (electronically confirmed), delivered in person, mailed by first class registered or certified mail, postage prepaid, or sent by Federal Express or other overnight courier of national reputation, addressed as follows:

                If to the Company (only after Closing) or Buyer:

                         TriMas Company LLC
                         39400 Woodward Avenue, Suite 130
                         Bloomfield Hills, MI 48304
                         Attention: Grant Beard
                                    Chief Executive Officer
                         Fax: (248) 631-5455

                         with a copy to:

                         Cahill Gordon & Reindel
                         80 Pine Street
                         New York, NY 10005
                         Attention: Jonathan Schaffzin and
                                    Luis Penalver
                         Fax: (212) 269-5420

                If to the Company (only prior to Closing) or the Stockholders:

                         The Riverside Company
                         Rockefeller Center
                         630 Fifth Avenue, Suite 1530
                         New York, New York 10011
                         Attention: Chief Financial Officer
                         Fax: (212) 265-6478

                         with a copy to:

                         Jones Day
                         North Point
                         901 Lakeside Avenue
                         Cleveland, OH 44114
                         Attention: Charles W. Hardin, Jr., Esq.
                         Fax: (216) 579-0212

or to such other address with respect to a party as such party notifies the other in writing as above provided.

       10.7 COMPLETE AGREEMENT. This Agreement and the schedules hereto and the other documents delivered by the parties in connection herewith, together with the Confidentiality Agreement, the Put and Call Agreement, dated as of November 15, 2002, between TriMas Corporation and Riverside and the Subscription Agreement, dated as of November 15, 2002, between the Company and TriMas Corporation, contain the complete agreement between the parties hereto with respect to the transactions contemplated hereby and thereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.

       10.8 CAPTIONS. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

       10.9 AMENDMENT. This Agreement may be amended or modified only by an instrument in writing duly executed by the parties to this Agreement.

       10.10 WAIVER. At any time prior to the Closing Date, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or
(c) waive compliance with any of the agreements or conditions contained herein, to the extent permitted by applicable Law. Any agreement on the part of a party hereto to any such extension or waiver will be valid only if set forth in a writing signed on behalf of such party.

       10.11 GOVERNING LAW. This Agreement is to be governed by, and construed and enforced in accordance with, the Laws of the State of New York, without regard to its rules of conflict of laws.

       10.12 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

       10.13 ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at Law or in equity.

       10.14 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which will constitute but one instrument.


                         [SIGNATURES ON FOLLOWING PAGE]

       IN WITNESS WHEREOF, Buyer and the Stockholders have caused this Agreement to be executed as of the day and year first above written.


                                           TRIMAS COMPANY LLC


                                           By: /s/ Todd R. Peters
                                               ---------------------------------
                                           Name: Todd R. Peters
                                           Title: Executive Vice President & CFO

                                  2000 RIVERSIDE CAPITAL APPRECIATION FUND, L.P.

                                  By: RIVERSIDE CAPITAL ASSOCIATES 2000, LLC,
                                      its general partner


                                  By: /s/ Stewart A. Kohl
                                      ------------------------------------------
                                  Name: Stewart A. Kohl
                                  Title: Managing General Partner


                                  /s/ James Hildebrand
                                  ----------------------------------------------
                                  James Hildebrand

                                  /s/ Julio J. Jimenez
                                  ----------------------------------------------
                                  Julio J. Jimenez




                                  THE THOMAS L. SNYDER & PATRICIA A. SNYDER
                                  REVOCABLE TRUST DATED SEPTEMBER 22, 2000


                                  By: /s/ Thomas L. Snyder
                                      ------------------------------------------
                                  Name: Thomas L. Snyder
                                  Title: Trustee

                                  /s/ John D. Olinger
                                  ----------------------------------------------
                                  John D. Olinger

                                  /s/ Albert J. Upsal
                                  ----------------------------------------------
                                  Albert J. Upsal

                                  /s/ Mario R. Vasquez
                                  ----------------------------------------------
                                  Mario R. Vasquez

                                    EXHIBIT A
                                    ---------

2000 Riverside Capital Appreciation Fund, L.P.
James Hildebrand
Julio J. Jimenez
John D. Olinger
The Thomas L. Snyder & Patricia A. Snyder Revocable Trust dated
  September 22, 2000
Albert J. Upsal
Mario R. Vasquez

                            List of Omitted Schedules

Schedule 2.3(a) - Applicable Accounting Principles
Schedule 3.2(h) - Directors and Officers of the Company and the Subsidiaries
                  resigning
Schedule 4.2 - Capitalization of the Company
Schedule 4.3 - Power of the Company to control the Subsidiaries
Schedule 4.4 - Capital Stock and Equity Interests owned by the Company
Schedule 4.5 - Consents and Approvals needed; Absence of violation
Schedule 4.6 - Modified GAAP
Schedule 4.7 - Taxes
Schedule 4.8 - Title to Properties
Schedule 4.9 - Real Property
Schedule 4.10 - Sufficiency of Property
Schedule 4.11 - Compliance with Laws
Schedule 4.12 - Permits
Schedule 4.13(a) - Employee Benefits Plans
Schedule 4.13(l) - Intent to Create Additional Employee Plans
Schedule 4.13(m) - Management Bonuses
Schedule 4.14 - Material Contracts
Schedule 4.15 - Legal Proceedings
Schedule 4.17 - Intellectual Property
Schedule 4.18 - Insurance
Schedule 4.19 - Personnel
Schedule 4.20 - Environmental Matters
Schedule 4.21 - Conduct of Business in Ordinary Course
Schedule 4.26 - Bank Accounts
Schedule 4.27 - Products
Schedule 4.28 - Indebtedness
Schedule 4.29(a)(i) - Material Customers
Schedule 4.29(a)(ii) - Matters Related to Material Customers
Schedule 4.29(b)(i) - Material Suppliers
Schedule 4.29(b)(iii) - Sole Source Suppliers
Schedule 4.30 - Related Party Transactions

Registrant agrees to supplementally furnish a copy of any of the above-referenced omitted schedules to the Commission, upon request.